Exhibit 99.1

FOR IMMEDIATE RELEASE: APRIL 26, 2012

LEGGETT & PLATT REPORTS FIRST QUARTER EPS OF $.30

Carthage, MO, April 26, 2012 —

•	1Q EPS was $.30, unchanged from last year, despite a higher effective tax rate.
•	1Q sales were $947 million, 5.7% higher than in prior year.
•	1Q cash from operations was $65 million, an $18 million increase versus the prior year.
•	2012 EPS guidance raised to $1.25 - 1.45, on sales of $3.65 - 3.85 billion.

Diversified manufacturer Leggett & Platt reported first quarter earnings per diluted share of $.30. In the first quarter of 2011, earnings were also $.30 per share. First quarter 2012 earnings benefited from higher unit volumes; first quarter 2011 included a $.03 per share benefit from unusual items (that did not recur in 2012).

First quarter 2012 sales were $947 million, a 5.7% (or $51 million) increase versus the prior year. Same location sales grew 4.5%, with unit volume gains and inflation each contributing roughly one-half of the growth. Acquisitions, net of divestitures, increased sales by 1.2%.

Increasing Demand

President and CEO David S. Haffner commented, “We are pleased with first quarter results. Aggregate unit volume increased, compared to a reasonably strong first quarter last year, and contributed to improved operating results. In addition, we are realizing the expected benefits from the restructuring activities initiated in late 2011, and continue to anticipate meaningful, full-year margin improvement. It is worth noting that our effective 1Q tax rate was about 300 basis points higher than what we anticipate for the remainder of the year. As a result of our operational performance, we increased our guidance range for both EPS and sales.

“The Western Pneumatic Tube acquisition is exceeding our expectations for strong performance. In the first half of this year, we are recognizing $6 million of charges from an acquisition-related fair value adjustment to inventory; these charges will cease after the second quarter. As a result, Western’s earnings should improve as the year progresses.

“Given the cash outlay to acquire Western, we did not conduct any open-market repurchase of our stock during the first quarter. However, consistent with our often-stated priorities for use of excess cash flow, we expect eventually to resume buying back our stock, subject to the outlook for the economy, our level of cash generation, and any potential opportunities to further grow the company.

“We continue to assess our overall performance by comparing our Total Shareholder Return (TSR1) to that of peer companies on a rolling three-year basis. For the three-year period that began January 1, 2010, we have so far (over the last 28 months) generated TSR of 12% per year on average, in line with the TSR of the S&P 500 index. Our target is to achieve TSR in the top one-third of the S&P 500 companies over the long-term.

“We have maintained our strong financial base. We have over $270 million available under our existing commercial paper program and revolver facility. And we ended the quarter with net debt to net capital at 34%, within our long-term 30%-40% target range, despite the sizeable acquisition we made.”

[1]	TSR = (Change in Stock Price + Dividends Received) / Beginning Stock Price; assumes dividends are reinvested

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Dividends and Stock Repurchases

In February, Leggett & Platt’s Board of Directors declared a $.28 first quarter dividend, one cent higher than last year’s first quarter dividend. Thus, 2012 marks the 41st consecutive annual dividend increase for the company, with a compound annual growth rate of 13%. Notably, only 11 members of the S&P 500 have a longer string of consecutive annual dividend increases. Further, Leggett & Platt possesses the highest dividend yield among all of the S&P 500’s Dividend Aristocrats with at least 30 consecutive annual dividend increases. At yesterday’s closing share price of $23.60, the indicated annual dividend of $1.12 per share generates a dividend yield of 4.7%.

2012 Outlook

Leggett & Platt anticipates 2012 sales of approximately $3.65-3.85 billion, including modest inflation. Based upon that sales expectation, the company projects 2012 EPS of $1.25 - 1.45.

Over the last few years, Leggett & Platt significantly reduced its fixed cost structure, but purposely retained spare production capacity. Accordingly, unit sales can rebound appreciably without the need for large capital investment. As a result, the company has meaningful operating leverage that should significantly benefit future earnings as market demand rebounds.

For over 20 years the company has generated operating cash in excess of the amount needed to fund dividends and capital expenditures. That should again be true this year, as cash from operations is expected to exceed $325 million for 2012. Capital expenditures should be approximately $100 million for the year, and dividend payments should approximate $160 million.

For the full year, the company expects to issue approximately 2-3 million shares of its stock (via its employee benefit and stock purchase plans). The company has standing authorization from the Board of Directors to repurchase up to 10 million shares of its stock each year, and expects to repurchase shares during 2012, but has established no specific repurchase commitment or timetable.

SEGMENT RESULTS – First Quarter 2012 (versus the same period in 2011)

Residential Furnishings – Total sales increased $33 million, or 7%; unit volume increased 5%, and inflation accounted for 2% of the sales increase. EBIT (earnings before interest and income taxes) decreased $2 million, with the benefit from higher unit volumes more than offset by non-recurrence of last year’s $4 million gain from a building sale, higher raw material costs, and less favorable sales mix.

Commercial Fixturing & Components – Total sales decreased $15 million, or 12%; same location sales decreased 8%, and the remaining 4% decline is attributable to a small divestiture. EBIT decreased $1 million primarily due to non-recurrence of last year’s $4 million gain from a building sale. The earnings impact from lower revenue was more than offset by a $2 million gain from the sale of a business, restructuring-related benefits, and other cost savings.

Industrial Materials – Total sales increased $27 million, or 13%; one-half of the growth is from the acquisition of Western Pneumatic Tube. Same location sales grew 6%; unit volume declined 1% but was more than offset by 7% inflation. EBIT declined by $2 million, due to the $3 million fair value adjustment to Western Tube’s inventory.

Specialized Products – Total sales increased $11 million, or 6%. EBIT was essentially flat, with the benefit from higher sales offset by several small items.

Slides and Conference Call

A set of slides containing summary financial information is available from the Investor Relations section of Leggett’s website at www.leggett.com. Management will host a conference call at 8:00 a.m. Central (9:00 a.m. Eastern) on Friday, April 27. The webcast can be accessed (live or replay) from Leggett’s website. The dial-in number is (201) 689-8341; there is no passcode.

Second quarter results will be released after the market closes on Thursday, July 26, with a conference call the next morning.

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FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a diversified manufacturer (and member of the S&P 500) that conceives, designs and produces a variety of engineered components and products that can be found in most homes, offices, and automobiles. The 129-year-old firm is comprised of 20 business units, 18,000 employee-partners, and 130 manufacturing facilities located in 18 countries.

Leggett & Platt is the leading U.S. manufacturer of: a) components for residential furniture and bedding; b) office furniture components; c) drawn steel wire; d) automotive seat support & lumbar systems; e) carpet underlay; f) adjustable bed bases; g) bedding industry machinery.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

David M. DeSonier, Senior Vice President of Corporate Strategy and Investor Relations

Susan R. McCoy, Staff Vice President of Investor Relations

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LEGGETT & PLATT	Page 4 of 5	April 26, 2012

RESULTS OF OPERATIONS	FIRST QUARTER
(In millions, except per share data)	2012	2011	Change
Net sales (from continuing operations)	$946.8	$895.8	6%
Cost of goods sold	768.5	725.8

Gross profit	178.3	170.0
Selling & administrative expenses	97.9	95.8	2%
Amortization	6.2	4.8
Other expense (income), net	(0.4)	(4.8)

Earnings before interest and taxes	74.6	74.2	1%
Net interest expense	7.8	8.0

Earnings before income taxes	66.8	66.2
Income taxes	22.3	19.9

Net earnings	44.5	46.3
Less net income from non-controlling interest	(0.5)	(1.3)

Net earnings attributable to L&P	$44.0	$45.0	(2%)

Net earnings per diluted share	$0.30	$0.30	0%
Shares outstanding
Common stock (at end of period)	140.2	142.6
Basic (average for period)	143.6	149.2
Diluted (average for period)	145.1	150.8

CASH FLOW	FIRST QUARTER
(In millions)	2012	2011	Change
Net earnings	$44.5	$46.3
Depreciation and amortization	29.0	30.1
Working capital decrease (increase)	(26.8)	(46.5)
Asset Impairment	0.1	3.0
Other operating activity	18.3	13.9

Net Cash from Operating Activity	$65.1	$46.8	39%
Additions to PP&E	(17.6)	(16.7)
Purchase of companies, net of cash	(188.8)	(0.6)
Proceeds from asset sales	4.2	17.1
Dividends paid	(39.0)	(39.7)
Repurchase of common stock, net	(2.5)	(109.7)
Additions (payments) to debt, net	204.2	45.7
Other	(0.7)	8.0

Increase (Decr.) in Cash & Equiv.	$24.9	$(49.1)

FINANCIAL POSITION	31-Mar
(In millions)	2012	2011	Change
Cash and equivalents	$261.2	$195.4
Receivables	571.6	575.6
Inventories	473.3	462.2
Other current assets	44.1	57.2

Total current assets	1,350.2	1,290.4	5%
Net fixed assets	592.4	616.1
Held for sale	20.0	20.4
Goodwill and other assets	1,250.1	1,140.0

TOTAL ASSETS	$3,212.7	$3,066.9	5%

Trade accounts payable	$298.2	$301.8
Current debt maturities	2.5	2.2
Other current liabilities	325.4	281.7

Total current liabilities	626.1	585.7	7%
Long term debt	1,046.8	821.9	27%
Deferred taxes and other liabilities	196.6	201.5
Equity	1,343.2	1,457.8	(8%)

Total Capitalization	2,586.6	2,481.2

TOTAL LIABILITIES & EQUITY	$3,212.7	$3,066.9

LEGGETT & PLATT	Page 5 of 5	April 26, 2012

SEGMENT RESULTS	FIRST QUARTER
(In millions)	2012	2011	Change
External Sales
Residential Furnishings	$490.6	$457.5	7.2%
Commercial Fixturing & Components	113.2	127.8	(11.4%)
Industrial Materials	167.5	145.5	15.1%
Specialized Products	175.5	165.0	6.4%

Total	$946.8	$895.8	5.7%

Inter-Segment Sales
Residential Furnishings	$2.0	$2.3
Commercial Fixturing & Components	1.0	1.2
Industrial Materials	70.2	64.8
Specialized Products	9.8	9.8

Total	$83.0	$78.1

Total Sales
Residential Furnishings	$492.6	$459.8	7.1%
Commercial Fixturing & Components	114.2	129.0	(11.5%)
Industrial Materials	237.7	210.3	13.0%
Specialized Products	185.3	174.8	6.0%

Total	$1,029.8	$973.9	5.7%

EBIT
Residential Furnishings	$40.2	$42.1	(5%)
Commercial Fixturing & Components	7.2	8.2	(12%)
Industrial Materials	11.8	14.0	(16%)
Specialized Products	17.9	18.1	(1%)
Intersegment eliminations and other	(2.0)	(2.7)
Change in LIFO reserve	(0.5)	(5.5)

Total	$74.6	$74.2	1%

EBIT Margin [1]			Basis Pts
Residential Furnishings	8.2%	9.2%	(100)
Commercial Fixturing & Components	6.3%	6.4%	(10)
Industrial Materials	5.0%	6.7%	(170)
Specialized Products	9.7%	10.4%	(70)

Overall from Continuing Operations	7.9%	8.3%	(40)

LAST SIX QUARTERS	2010	2011				2012
Selected Figures	4Q	1Q	2Q	3Q	4Q	1Q
Trade Sales ($ million)	802	896	945	941	854	947
Sales Growth (vs. prior year)	4%	10%	8%	9%	7%	6%
EBIT ($ million)	50	74	79	72	13	75
EBIT Margin	6.2%	8.3%	8.4%	7.6%	1.5%	7.9%
Net Earnings—excludes discontinued oper. ($m)	32	45	55	45	9	44
Net Margin—excludes discontinued operations	3.9%	5.0%	5.8%	4.8%	1.0%	4.6%
EPS—continuing operations (diluted)	$0.21	$0.30	$0.37	$0.31	$0.06	$0.30
Cash from Operations ($ million)	154	47	54	101	127	65
Net Debt to Net Capitalization
Long term debt	762.2	821.9	856.6	897.3	833.3	1046.8
Current debt maturities	2.2	2.2	2.2	2.1	2.5	2.5
Less cash and equivalents	(244.5)	(195.4)	(203.3)	(218.8)	(236.3)	(261.2)

Net Debt	519.9	628.7	655.5	680.6	599.5	788.1

Total capitalization	2478.0	2481.2	2516.9	2418.3	2329.1	2586.6
Current debt maturities	2.2	2.2	2.2	2.1	2.5	2.5
Less cash and equivalents	(244.5)	(195.4)	(203.3)	(218.8)	(236.3)	(261.2)

Net Capitalization	2235.7	2288.0	2315.8	2201.6	2095.3	2327.9

Long Term Debt to Total Capitalization	30.8%	33.1%	34.0%	37.1%	35.8%	40.5%
Net Debt to Net Capital	23.3%	27.5%	28.3%	30.9%	28.6%	33.9%

Management uses Net Debt to Net Capital to track leverage trends across time periods with variable levels of cash.
Same Location Sales (vs. prior year)	4Q	1Q	2Q	3Q	4Q	1Q
Residential Furnishings	(1%)	6%	2%	6%	6%	7%
Commercial Fixturing & Components	1%	(9%)	(2%)	(5%)	(4%)	(8%)
Industrial Materials	18%	19%	18%	18%	18%	6%
Specialized Products	16%	28%	20%	17%	6%	6%
Overall from Continuing Operations	6%	10%	8%	9%	6%	4%

[1]	Segment margins calculated on Total Sales. Overall company margin calculated on External Sales.

nm = not meaningful